PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated August 19, 2003)

24,164,875 Shares
Common Stock
EXPRESSJET HOLDINGS, INC.

                This prospectus supplement supplements and amends the prospectus dated August 19, 2003, relating to the resale from time to time by certain of our stockholders of up to 24,164,875 shares of our common stock.   You should read this prospectus supplement together with the prospectus.

                The table below supplements or amends the table of selling stockholders contained under the heading “Selling Stockholders” in the prospectus.  This prospectus supplement is made to add The Continental Retirement Plan Trust as a selling stockholder.  The Continental Retirement Plan Trust is a transferee specifically designated in writing by Continental Airlines, Inc. pursuant to the terms of a registration rights agreement between Continental Airlines and us.  Where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the prospectus.

	Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Offered Hereby	Shares of Common Stock to be Owned After the Offering (1)

Selling Stockholder	Number %		Number %
Continental Airlines, Inc.	16,729,875 30.9%	16,729,875	— —
The Continental Retirement Plan Trust	7,435,000 13.7%	7,435,000	— —

(1)   The information contained in this table is based on 54,164,875 shares of common stock outstanding as of September 9, 2003.

            You should carefully review and consider the information under the headings “Forward-Looking Statements” beginning on page 1 and “Risk Factors” referred to on page 3 of the accompanying base prospectus.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 9, 2003